UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  October 13, 2009

PRINCETON ACQUISITIONS, INC.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-14319	84-0991764
(Commission File Number)	(IRS Employer Identification No.)

80 South Eighth Street, Suite 900, Minneapolis, MN  55402
(Address of principal executive offices) (Zip Code)

(612) 349-5277
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.   Changes in Registrant’s Certifying Accountant.

Effective October 15, 2009, Princeton Acquisitions, Inc. (the “Registrant”) dismissed Cordovano and Honeck LLP as the Registrant’s independent registered public accounting firm and appointed Carver Moquist & O’Connor, LLC (“CMO”) as the Registrants’ independent registered public accounting firm.  CMO served as the independent registered public accounting firm for Hunter Bates Mining Corporation, a Minnesota corporation (“Hunter Bates”), prior to its share exchange transaction with the Registrant.  The board of directors of the Registrant participated in the decision to change independent registered public accounting firms.

Cordovano and Honeck’s audit report on the financial statements of the Registrant for the period ended June 30, 2009 did not include an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as to Cordovano and Honeck’s independent auditor’s report dated September 10, 2009, furnished in connection with the Registrant’s annual report on Form 10-K for the period ended June 30, 2009, which contained an opinion raising substantial doubt about the Registrant’s ability to continue as a going concern.

During the Registrant’s most recent fiscal year and any subsequent interim period prior to the date of this report, there were no disagreements with Cordovano and Honeck on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cordovano and Honeck, would have caused it to make reference to the matter thereof in connection with its report.

The Registrant has provided Cordovano and Honeck with a copy of this report prior to the filing hereof and has requested that Cordovano and Honeck furnish the Registrant a letter addressed to the Commission stating whether or not Cordovano and Honeck agrees with the statements made by the Registrant in this report.  A copy of such letter is filed as Exhibit 16.1 to this Current Report.

During the Registrant’s two most recent fiscal years and any subsequent interim period prior to the date of this report, neither the Registrant nor anyone acting on its behalf consulted with CMO regarding either (a) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report or oral advice was provided to the Registrant that CMO concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv)or 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 13, 2009, the Registrant accepted the resignation of Timothy J. Brasel from the board of directors of the Registrant.

Effective October 13, 2009, the Registrant appointed Dr. Clyde L. Smith and Mr. Donald Stoica to serve as members of the Registrant’s board of directors.

Dr. Smith, Ph.D., P. Eng., is an experienced mining industry geologist with more than 40 years experience.  He has served as the President of Wits Basin Precious Minerals Inc. (“Wits Basin”) since September 2006, and as a director of Wits Basin since July 2009. Since 1970, Dr. Smith has been sole owner and operator of CL Smith Consultants, an independent geological consulting firm.  Dr. Smith holds a B.A. from Carleton College, a M.Sc. from the University of British Columbia, and a Ph.D. from the University of Idaho.  In addition, he conducted a year of graduate studies at the University of California, Berkeley and served for several years as an Industrial Associate of the School of Earth Sciences at Stanford University.  He is listed in Who's Who in British Columbia and Who's Who in the Commonwealth.  Dr. Smith has founded or co-founded five exploration companies and is responsible for the discovery of four mineral deposits:  the Jason lead-zinc-silver deposit in the Yukon Territory, Canada; the Santa Fe gold-silver deposit in Nevada; the North Lake gold deposit in Saskatchewan; the Solidaridad gold-silver- copper deposit in Mexico.

Donald Stoica has served as a director of Wits Basin since April 2008. In February 1999, Mr. Stoica founded SSR Engineering, Inc, which is a privately held corporation based in Anaheim, California that develops high performance radar systems for use in security, navigation, defense and related applications. Mr. Stoica has served as President and Chief Executive Officer of SSR Engineering since its inception. From 1975-1998, Mr. Stoica worked at Hughes Aircraft Company, including a Technical Director.  Mr. Stoica received his B.S. in Electrical Engineering from California Polytechnic State University in Pomona, California and his Masters Degree in Electrical Engineering from the University of Southern California in Los Angeles, California. Mr. Stoica is also a principle in Pacific Dawn Capital LLC, a company which we have had various financing transactions with since 2005.

The Registrant has not entered into any compensatory arrangements with Dr. Smith or Mr. Stoica with respect to their services to the Registrant as directors.  Dr. Smith serves as President and as a director of Wits Basin, the Registrant’s majority shareholder, and is compensated by Wits Basin for his services as President.  Mr. Stoica also serves as a director of Wits Basin, and is entitled to compensation from Wits Basin in consideration of his services in that capacity.

Item 9.01.   Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

16.1	Letter of Cordovano and Honeck, LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCETON ACQUISITIONS, INC.

Date: October 15, 2009	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer